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                                                                      EXHIBIT 12

                             NATIONAL-OILWELL, INC.
        CALCULATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                 2000       1999        1998       1997       1996
                                               --------   --------    --------   --------   --------
EARNINGS:

Income (loss) Before Income Taxes              $ 27,037   ($14,859)   $125,021   $101,466   $ 30,730

Interest Expense                                 17,298     14,083      13,106     14,644     10,827

Amortization of Debt Costs                        1,281        191         181        335        335

Estimated Interest Portion of Rental Expense      1,008      1,144       1,048        891      1,000
                                               --------   --------    --------   --------   --------

         TOTAL EARNINGS                        $ 46,624   $    559    $139,356   $117,336   $ 42,892
                                               ========   ========    ========   ========   ========
FIXED CHARGES:

Interest Expense                               $ 17,298   $ 14,083    $ 13,106   $ 14,644   $ 10,827

Amortization of Debt Costs                        1,281        191         181        335        335

Estimated Interest Portion of Rental Expense      1,008      1,144       1,048        891      1,000
                                               --------   --------    --------   --------   --------

         TOTAL FIXED CHARGES                   $ 19,587   $ 15,418    $ 14,335   $ 15,870   $ 12,162
                                               ========   ========    ========   ========   ========

         RATIO OF EARNINGS TO FIXED CHARGES         2.4        0.0         9.7        7.4        3.5